                                  EXHIBIT 99
                      RATIOS OF EARNINGS TO FIXED CHARGES

                    WHIRLPOOL CORPORATION AND SUBSIDIARIES

                             (dollars in millions)

                                                             Three Months Ended
                                                               March 31, 2001
                                                             ------------------
Pretax earnings                                              $             48.5

Portion of rents representative of the interest factor                      4.1

Interest on indebtedness                                                   44.1

Amortization of debt expense and premium                                     .2

WFC preferred stock dividend                                                1.0
                                                             ------------------
    Adjusted income                                          $             97.9
                                                             ==================

Fixed charges

  Portion of rents representative of the interest factor     $              4.1

  Interest on indebtedness                                                 44.1

  Amortization of debt expense and premium                                  0.2

  WFC preferred stock dividend                                              1.0
                                                             ------------------
                                                             $             49.4
                                                             ==================

Ratio of earnings to fixed charges                                         1.98
                                                             ==================

Ratio of earnings to fixed charges at March 31, 2000                       5.36
                                                             ==================